EXHIBIT 10.37

                            JOINT MARKETING AGREEMENT

         This is a Joint Marketing Agreement dated as of April 28, 2000 (the "Effective Date"), between Sterile Recoveries, Inc. ("SRI"), a Florida corporation located at 28100 U.S. Highway 19 North, Suite 201, Clearwater, Florida 33761, and Aesculap, Inc. ("Aesculap"), a California corporation located at 1000 Gateway Blvd., So. San Francisco, CA 94080-7028 (SRI and Aesculap are collectively, the "parties").

                                   BACKGROUND

         SRI furnishes hospitals with a comprehensive surgical procedure-based delivery and retrieval service called Surgical Express(TM). SRI uses Surgical Express to deliver to its customers' operating rooms all of the products that they need for surgical procedures. As part of this service, SRI uses its facilities, personnel, and vehicles to deliver, retrieve, and reprocess reusable surgical products, including gowns, drapes, towels, basins, and instruments. SRI supplements its reusable products with disposable products that its customers also need for surgical procedures, including disposable accessory packs that are assembled by SRI's disposable products division and delivered to the appropriate SRI facility for inclusion on the customers' carts.

         Aesculap markets and distributes to hospitals certain equipment and instruments for use in surgical applications, including instruments used in laparoscopic surgical procedures.

         This Agreement describes terms on which Aesculap and SRI will combine in a pack or a cart and jointly market to hospital customers located throughout the Primary Marketing Area (as defined below) the surgical products required for a laparoscopic surgical procedure.

                                 OPERATIVE TERMS

         The parties agree as follows:

1.       DEFINITIONS

         "Advertising" has the meaning set forth in Section 3.4.

         "Aesculap Marks" shall have the meaning set forth in Section 4.2

         "Aesculap Products" means the equipment and instruments required to support the Laparascopic Program agreed to by both parties. The Aesculap price list is attached as ATTACHMENT A.

         "Confidential Information" has the meaning set forth in Article 9.

         "Customers" means the hospitals and surgery centers that sign Customer Agreements and participate in the Laparascopic Program.

         "Customer Agreement" means an agreement between SRI and a Customer to provide the Laparascopic Program to the Customer.

         "FDA" means the United States Food and Drug Administration.

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         "Intellectual Property" has the meaning set forth in Section 5.1.

         "Laparoscopic Pack " means a pack that contains the products required for a laparoscopic surgical procedure, including instruments provided by Aesculap and other surgical products provided by SRI.

         "Laparoscopic Program", also sometimes referred to as "Lap Express Program," means the delivery and retrieval of the Laparoscopic Packs to Customers and reprocessing of reusable surgical products, all as further described in Section 2.1 below.

         "Primary Marketing Area" means any geographic area that is within a one hundred fifty (150) mile radius of any SRI facility.

         "Recall" has the meaning set forth in Section 7.3.

         "SRI Marks" has the meaning set forth in Section 4.1.

         "Surgical Express(TM) Products and Services" means those products and services provided by or through SRI as part of its Surgical Express surgical product delivery system, as set forth and described in ATTACHMENT B.

         "Territory" means the United States.

2.       THE PROGRAM

         2.1 LAPAROSCOPIC PROGRAM. The parties shall use reasonable efforts to assemble a Laparoscopic Program that includes the following components:

o Combines Aesculap instruments and Surgical Express products and services into an integrated program that (a) offers each Customer all of the reusable and disposable products, including instruments, that it needs for laparoscopic surgical procedures and (b) includes arrangements to deliver, retrieve, and reprocess gowns, instruments, and other reusable product components. The service will include Aesculap's repair service for damaged instruments.

o Both parties use their staff and resources to market the program to prospective customers throughout the Primary Marketing Area. A key customer benefit will be a single per procedure price for all of the supplies and instruments required for a laparoscopic surgical procedure. The parties may by mutual consent expand the program within the Territory but outside of the Primary Marketing Area.

o Customer service and supply terms are evidenced by a single standard supply agreement with a minimum 36-month term between SRI and the Customer. SRI will negotiate with each Customer terms that vary from the standard agreement. Both parties shall agree in advance on the standard form and content of the Customer Agreement as provided in
         Section 2.5. Thereafter, SRI will be authorized to enter into Customer Agreements, so long as the standard terms and conditions of those agreements are not materially altered.

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         2.2 SRI'S OBLIGATIONS. SRI shall provide Customers with Laparoscopic
Packs in accordance with the Customer Agreement, s follows:

               (a) DELIVERY AND RETRIEVAL. SRI will deliver the Laparoscopic Packs to the Customers and retrieve the used reusable surgical products for reprocessing and sterilization.

               (b) REPROCESSING. SRI will reprocess the reusable products that are included in the Laparoscopic Packs. SRI is responsible for sterilization validation. Aesculap Products will be reprocessed in accordance with the cleaning, sterilization and validation protocol provided by Aesculap.

               (c) ORDER PROCESSING. SRI will provide the staff it deems reasonably necessary to accept orders from potential customers and negotiate the Customer Agreements.

                  (D) BILLING AND COLLECTION. SRI shall provide all billing and collection services associated with the Laparoscopic Program. SRI will bill customers for all lost or damaged products or will pay Aesculap for replacements if SRI decides not to bill for lost or damaged products.

         2.3 AESCULAP'S OBLIGATIONS. Aesculap shall provide its instruments to SRI for use as part of the Laparoscopic Program. The instruments will be new, in good condition, free of defects, and perform in accordance with their specifications. In addition, Aesculap shall provide the following:

                  (a) MINIMUM INSTRUMENTS. Aesculap shall provide at least three
         (3) sets of instruments per procedure based on the average daily number of procedures, unless otherwise agreed by both parties in the Customer Agreement, plus the Safety Stock. In addition, Aesculap shall provide as safety stock at least twenty percent (20%) of the average daily use of its instruments. Instruments will be provided on a timely basis according to scheduled start-up.

                  (b) REPAIR SERVICE. Aesculap shall also provide an instrument repair service that includes an arrangement to furnish SRI a supply of replacement instruments for use in Customer trays while Aesculap processes repairs. An Aesculap representative will inspect any Aesculap instruments in need of repair to determine if they should be repaired locally or sent to its San Francisco or St. Louis repair centers. At its expense, Aesculap will provide all repairs promptly and in a thorough, workmanlike manner. Any Aesculap Products in need of repair at a remote facility will be retrieved from the Customer and delivered to the facility. When requested, Aesculap shall, at its expense, provide replacement products and components for field repairs at SRI's facilities, to maintain inventory levels required under the Customer Agreements.

                  (c) REPROCESSING PROTOCOL. Aesculap shall provide SRI with the cleaning, sterilization, and validation protocol for the Aesculap Products, and shall also provide, when requested, training and technical support to SRI with respect to reprocessing of the Aesculap Products.

                  (d) NON-AESCULAP PRODUCTS. To the extent customers request instruments that are not Aesculap Products and will not accept Aesculap products to satisfy those orders, Aesculap will arrange for delivery of those products on the same terms and conditions provided for the Aesculap Products in this Agreement.

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         2.4 JOINT MARKETING ARRANGEMENTS. The parties shall use their best efforts to market the Laparoscopic Program to their customers and prospects initially in the Primary Marketing Area, as a single integrated service. Efforts outside of the Primary Marketing Area will be with mutual consent of the parties. The parties shall jointly develop a plan to expand their respective sales force's efforts to effectively introduce and implement the Laparoscopic Program for additional hospitals with which they enjoy a relationship. The parties' officers and key managers will meet frequently and on request to discuss the progress and results of those efforts. In the event these joint marketing efforts meet or exceed the parties' profit goals, they will consider other business structures, such as a joint venture, to maximize the potential for this program.

         2.5 CUSTOMER AGREEMENTS; REVENUE SHARING. The parties shall evidence supply arrangements with the Customers with Customer Agreements. The parties will cooperate to develop a form Customer Agreement to use in selling the Laparoscopic Program, which will describe the products and services to be provided, delivery and payment arrangements, and other terms and conditions. Unless they agree otherwise, the parties will equally share revenues from sales under this Agreement. SRI may enter into Customer Agreements without approval by Aesculap, unless the Customer Agreement materially differs from the form agreement.

         2.6 PRICING. The parties will agree regarding the prices to be charged to each Customer pursuant to each Customer Agreement, or set a mutually agreeable range for those prices based on minimum expectations of number of procedures. These prices might change from one Customer to the next, depending on market conditions and changes in the products provided as part of the Laparoscopic Pack. Each party shall furnish the respective products and services that are components of the Laparoscopic Program and will accept its one-half share of the revenues as its payment for those products and services. The parties will not add charges of any kind without the other party's prior written consent, including charges for packaging, labeling, taxes, storage, insurance, boxing, crating, shipping, and delivery.

         2.7 NON-EXCLUSIVITY AND PREFERENCES. Each party shall cause its sales force to offer the Laparoscopic Program as their primary choice for instruments and equipment of that kind in the Primary Marketing Area. Each party may offer other programs, instruments and equipment to its customers outside of the Laparoscopic Program, provided it first uses reasonable efforts to sell the Laparoscopic Program to these customers.

         2.8 FORCE MAJEURE. Neither party will be responsible for any delay, failure, or omission due to any cause that is beyond its reasonable control, is not due to its own negligence, and cannot be overcome with the exercise of due diligence, including, without limitation, war, riots, fires, floods, storms, lightning, epidemics, earthquakes, hostilities, labor disturbances, expropriation or confiscation of properties, interference by civil or military authorities, or acts of God.

         2.9 REVENUE. The parties agree that the parties will share equally the revenue from the Laproscopic Program. On the 45th day after the billing of the Laparoscopic Program, SRI shall pay to Aesculap an amount equal to fifty percent (50%) of the amount billed, less any sales or excise taxes that SRI bills, collects, and pays to taxing authorities. Within five (5) days after the expiration of each calendar quarter, Aesculap shall pay to SRI an amount equal to fifty percent (50%) of the amount of any accounts receivable that SRI has designated as bad debt for the prior quarter. SRI shall promptly pay to Aesculap fifty percent (50%) of all amounts that SRI receives as payments on accounts receivable previously classified as bad debt.

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         2.10 REPORTING: Each party shall provide to the other a monthly update of market activity, potential customers, and prospect status. In addition, SRI will provide along with the payment described in Section 2.9 above a detailed listing by customer of the revenue and procedure counts for the previous period.

3.       MARKETING LICENSES; ADVERTISING

         3.1 SRI MARKETING LICENSE. Aesculap grants to SRI a non-exclusive, non-transferable, royalty-free, fully paid-up right and license, during the term of the Agreement, to market, advertise and promote Aesculap Products in connection with the marketing, sale or other distribution of the Laparoscopic Program. During the term of this Agreement, SRI shall actively promote the Laparoscopic Program to potential customers located in the Primary Marketing Area and advise Aesculap of all leads, inquiries and other prospects for the sale or other disposition of Laparoscopic Program. SRI shall not take any action that could impair or otherwise diminish the reputation of the Aesculap Products.

         3.2 AESCULAP MARKETING LICENSE. SRI grants to Aesculap a non-exclusive, non-transferable, royalty-free, fully paid-up right and license, during the term of the Agreement, to market, advertise and promote Surgical Express Products and Services in connection with the marketing, sale or other distribution of the Laparoscopic Program. During the term of this Agreement, Aesculap shall actively promote the Laparoscopic Program to prospective customers located in the Primary Marketing Area, and advise SRI of all leads, inquiries and other prospects for the sale or other disposition of the Laparoscopic Program. Aesculap shall not take any action that could impair or otherwise diminish the reputation of Surgical Express Products and Services.

         3.3 MARKETING STRATEGIES/EXPENDITURES. The parties shall mutually determine the manner and method of marketing, promoting, and distributing the Laparoscopic Program, including without limitation advertising and promotion strategies and marketing expenditures. Unless otherwise agreed in writing, each party shall pay and be solely responsible for its respective marketing expenditures incurred in connection with the promotion of the Laparoscopic Program, including the payment of sales bonuses and commissions associated with the Customer Agreements and the revenue provided under them.

         3.4 ADVERTISING. Each party shall (a) submit to the other all advertising, written sales promotions, press releases and other publicity matters relating to this Agreement or the Laparoscopic Program (collectively, "Advertising") and (b) not publish or use such Advertising without the other party's written consent, which consent shall not be unreasonably withheld (or revoked, as the case may be). Once approved, Advertising may be repeated without additional approval of the other party, unless the other party revokes its approval upon a minimum of five (5) business days' advance written notice. The parties shall make no warranties or representations with respect to the other party's products or services, except as expressly approved in writing by the other party.

         3.5 PROMOTIONAL MATERIALS. Each party shall furnish to the other party, free of charge, reasonable quantities of promotional materials pertaining to the first party's products and services under this Agreement.

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4.       TRADEMARKS

         4.1 SRI TRADEMARKS. To the extent reasonably required for Aesculap to perform its obligations under this Agreement, SRI grants to Aesculap a nonexclusive, nontransferable, nonassignable license during the term of this Agreement to use SRI's logos, copyrights, tradenames, servicemarks and trademarks (the "SRI Marks"). Aesculap shall use the SRI Marks only in the form and manner specified or approved by SRI in writing. Aesculap shall not alter, modify, dilute, or otherwise misuse the SRI Marks, and will do nothing inconsistent with SRI's ownership of the SRI Marks. Nothing in this Agreement conveys to Aesculap any right, title or interest in or to any SRI Mark, other than an express right to permissively use them solely for purposes of Aesculap's performance of its obligations under this Agreement. Aesculap shall submit to SRI all materials and documentation that it compiles that incorporates all or part of the SRI Marks, including any and all Advertising, for review and approval in accordance with the procedures set forth in Section 3.4. When reasonably requested by SRI, Aesculap shall provide SRI with copies of materials and documentation compiled by Aesculap that incorporate all or part of the SRI Marks for the purpose of monitoring Aesculap's compliance with the terms of this Agreement. Aesculap shall not use the SRI Marks in any manner that, directly or indirectly, detracts from their value and reputation.

         4.2 AESCULAP TRADEMARKS. To the extent reasonably required for SRI to perform its obligations under this Agreement, Aesculap grants to SRI a nonexclusive, nontransferable, nonassignable license during the term of this Agreement to use Aesculap's logos, copyrights, tradenames, servicemarks and trademarks ( the "Aesculap Marks"). SRI shall not alter, modify, dilute, or otherwise misuse the Aesculap Marks, and will do nothing inconsistent with Aesculap's ownership of the Aesculap Marks. Nothing contained in this Agreement conveys to SRI any right, title or interest in or to any Aesculap Mark other than an express right to permissively use them solely for purposes of SRI's performance of its obligations under this Agreement. SRI shall submit to Aesculap all materials and documentation that it compiles that incorporates all or part of the Aesculap Marks, including any and all Advertising, for review and approval in accordance with the procedures set forth in Section 3.4. When reasonably requested by Aesculap, SRI shall provide Aesculap with copies of materials and documentation compiled by SRI that incorporate all or part of Aesculap Marks for the purpose of monitoring SRI's compliance with this Agreement. SRI shall not to use Aesculap Marks in any manner that, directly or indirectly, detracts from their value and reputation.

         4.3 OWNERSHIP. The logos, copyrights, tradenames, servicemarks and trademarks related to (i) Aesculap Products are and will remain the sole property of Aesculap and (ii) Surgical Express Products and Services are and will remain the sole property of SRI.

         4.4 RIGHTS ON TERMINATION/EXPIRATION. On termination or expiration of this Agreement, each party shall not further use the logos, copyrights, tradenames, servicemarks and trademarks of the other party for any purpose, or employ or use any logo, copyright, tradename, servicemark or trademark that suggests an existing relationship between the parties, or that is likely to cause confusion with the logos, copyrights, tradenames, servicemarks or trademarks of the other party.

5.       WARRANTIES AND INDEMNIFICATION.

         5.1 WARRANTIES. The parties will be providing products that constitute separate components of the Laparoscopic Program. Each party desires to clearly identify its warranty responsibilities for its products and to indemnify the other party for liabilities that arise from its products' use by the Customers.

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These covenants are intended solely for the benefit of the other party. Nothing in this section expands a party's warranty or indemnity responsibility to the Customers or any other person not a party to this Agreement.

         Each party warrants and represents to the other party as of the date of this Agreement and for the term of this Agreement, as follows:

                   (a) It has full authority to enter into this Agreement and carry out its obligations under this Agreement, and further that this Agreement is not inconsistent with and will not violate any contractual arrangement or other legal obligation of the party.

                   (b) It has the legally enforceable right to use all technology associated with its products and services, whether patented or unpatented, and that the use of this technology does not violate any agreement, instrument or understanding, oral or written, to which it is a party.

                   (c) It is the sole and exclusive owner of its products and services, and those products and services do not incorporate or infringe upon any copyright, patent, trademark, service mark, trade name, idea, process, know-how, development, invention, technology, or any other form of intellectual property (collectively "Intellectual Property") that it does not own or license.

                   (d) Its products delivered to the Customers pursuant to this Agreement will be of good, and merchantable quality, not adulterated, and will conform to and perform in accordance with specifications, fit for their particular purpose, and free from all defects in material and workmanship.

                   (e) Its products delivered to the Customers pursuant to this Agreement will be manufactured in compliance with applicable local, state and federal laws and regulations, including without limitation those of the FDA, and have all applicable 510(k) and other approvals.

                  (f) Its services under this Agreement will be performed with the standards of care, skill, and diligence normally provided by professionals or experts in the performance of those services or similar services and in a lawful manner and in compliance with applicable federal, state and local laws and regulations including without limitation those of the FDA.

                  (g) Its conduct will preserve, protect, enhance, and maintain the trade, business, and goodwill of the other party and not be inimical or in any way contrary to the best interests of the other party.

                  (h) Its warranty does not apply to any nonconformity or defect caused by (1) operation of any product in excess of its rated or specified limits or capabilities; (2) misuse, abuse or negligent operation; or (3) unauthorized product modification.

         These warranties address current and future performance and apply for as long as the applicable products are in use. Disclaimers of any other express or implied warranties contained in or arising under this Agreement or otherwise will not be deemed to be a disclaimer of this warranty.

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         Each party will promptly notify the other party of any of its violations of the foregoing warranties of which it has knowledge or which are asserted by a Customer or a third party with respect to the Laparoscopic Program.

         5.2      INDEMNIFICATION.

                  (a) GENERALLY. Each party shall indemnify the other party, its successors and permitted assigns, and any of its officers, directors, employees, representatives, and/or agents, and hold them harmless from all costs, loss, claims, damage, expense, liabilities, and judgments (including premiums for bonds, fees for experts and investigators, and all legal fees, costs, and expenses incurred before a lawsuit is filed in regulatory or trial, appellate, bankruptcy and judgment execution proceeding) incurred by the other party because of the indemnifying party's breach of warranty, failure to comply with this Agreement, willful misconduct, or negligent acts or omissions.

                  (b) INFRINGEMENT INDEMNIFICATION. Should any aspect of a party's products and services become the subject of an Intellectual Property infringement claim, action, or proceeding, the party shall, at its expense and the other party's option, (i) obtain a license that would permit the other party and all affected Customers to exercise those rights granted to them under this Agreement or under Customer Agreements, as the case may be, or (ii) modify the allegedly infringing products to render them non-infringing. In addition, the claimed Intellectual Property infringement will be a claim subject to indemnification under subsection (a) above.

                  (c) PRODUCT LIABILITY AND OTHER DAMAGE INDEMNITY. The claims subject to indemnity under subsection (a) will include (i) a defect or alleged defect in the products and services provided by the indemnifying party under a Customer Agreement, including without limitation defects relating to manufacturing, improper testing, design, quality of service, or any breach of warranty regarding the products and services or any component of them, (ii) misrepresentations made by the indemnifying party in connection with the promotion, marketing, sale, distribution, use, safety, or efficacy of the products and services based upon information supplied by the indemnifying party,
         (iii) the content of any labeling, inserts, instruction manuals, or Advertising supplied or compiled by the indemnifying party, or (iv) any Recall taken with respect to an indemnifying party's products and services.

         5.3 LIABILITY LIMITATION. Each party acknowledges and agrees that the other party shall not be responsible for any indirect, incidental, consequential or special damages of any kind (including without limitation loss of profits or loss of use) arising from the sale or other distribution of products and services that the party does not originate, whether asserted in contract, tort (including negligence and strict product liability), or otherwise. Neither party will be responsible for loss of or damage to the other party's products following delivery to the Customer.

6.       INSURANCE

         Commencing with the Effective Date and until the expiration of the most remote statute of limitations for any claim that might arise under this Agreement, each party shall maintain at its own expense comprehensive general liability insurance for bodily injury, death and/or property damage (including coverages for product liability, completed operations, contractual liability and personal injury liability) in the amount of Two Million Dollars ($2,000,000) for any damages resulting from its acts or omissions, or its employees or agents under this Agreement. In addition, each party shall maintain during

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this same period Workers' Compensation insurance in the amount of One Million
Dollars ($1,000,000) or such other amount(s) that are required by law, whichever is greater, together with automobile liability insurance with minimum coverages of $350,000 general liability and $350,000 property damage. The parties shall cause these policies to name the other party as an additional insured. Each party shall furnish to the other party certificates evidencing these policies on execution of this Agreement and arrange for the other party to receive thirty
(30) days' prior notice of any termination or cancellation of any of these policies.

7.        REGULATORY MATTERS

         7.1 REGULATORY COMPLIANCE. Each party shall take all necessary action to comply with applicable FDA and other federal, state and local requirements in connection with the manufacture, sale, distribution and provision of its products and its furnishing of services under this Agreement. These obligations include without limitation compliance with the applicable sections of the Quality System Regulation (21 C.F.R. Part 820). Each party shall possess a Quality Assurance System that adheres to applicable laws, rules, and regulations, including without limitation the practices and regulations of the FDA (including without limitation the applicable sections of the current Quality System Regulations as expressed in 21 C.F.R. Part 820 and Pre-Market Notification Procedures of 21 C.F.R. Part 807, Subpart E).

         7.2 NOTIFICATION OF DEFECTS. Each party shall promptly notify the other party via telecopy and in writing should it become aware, through a Customer complaint or otherwise, of any defect or condition which may render all or any component part of the Laparoscopic Program in violation of a law or regulation.

         7.3 RECALLS AND FIELD CORRECTIVE ACTIONS. In the event that any defect in a Laparoscopic Pack or any regulatory or government action requires that all or part of the Laparoscopic Pack be recalled, destroyed, withheld from the market, or subjected to field corrective action (a "Recall"), the party that originated the affected product or service shall immediately notify the other party of the same and bear the entire responsibility of the Recall, at no cost to the other party. The other party shall reasonably assist the originating party in carrying out the Recall at the originating party's request, cost, and expense.

         7.4 COMPLAINTS. Each party shall forward complaints regarding the Laparoscopic Program to the other party. The party originating pertinent product shall conduct a complete and documented investigation and shall fully resolve such complaints in accordance with the requirements for complaint handling as promulgated by the FDA in the then current published Quality System Requirements (21 C.F.R. Part 820) or any other applicable law, rule, or regulation. Each party will make reasonable efforts to assure that its complaint investigations are performed and completed promptly within ninety (90) days from its receipt of the complaint, and to the extent that a party will not complete its investigation within that time period, the party shall furnish a written explanation of the delay to the other party. If as a result of an investigation a change in a Laparoscopic Pack is necessary, the responsible party shall perform, document, and validate the change and provide the information to the other party at no charge. Each party shall notify the other party immediately of any claims that it receives of defects in its products or services that constitute part of the Laparoscopic Pack. If party is presented with a possible Medical Device Report ("MDR") event involving the provision of or failure to provide a component of a Laparoscopic Pack, the party originating the applicable product shall bear the responsibility for evaluation and, if necessary, submission of all information required under the applicable MDR Regulation, as set forth in 21 C.F.R. Part 803. Prior any such submission, the responsible party shall provide the other party

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with a complete copy of the MDR and any other information to be submitted by responsible party to the FDA, for the other party's review and approval.

         7.5 AUDITS. Each party will have the right (at its own expense) to perform a commercially reasonable audit of the other party's compliance with applicable FDA rules and regulations (including without limitation the applicable sections of the then-current published Quality System Requirements (21 C.F.R. Part 820) and MDR Regulations (21 C.F.R. Part 803)) and any other applicable laws, rules, and/or regulations with respect to a Laparoscopic Pack and associated services during normal business hours, with reasonable prior notice to the applicable party and subject to Article 9 (Confidentiality). At a minimum, (i) the party's facility being audited must be operational during the audit, (ii) the auditing party must receive access to the batch history records of audited party's products and services used in the Laparoscopic Program, and
(iii) the auditing party must be permitted to conduct audits of the other party which comply with the applicable sections of the then-current published Quality System Requirements (21 C.F.R. Part 820) and any other applicable laws, rules, and regulations. The parties shall cooperate with each other to arrange such visits at mutually convenient times. In addition, a party's personnel may periodically travel to the other party's facilities to observe testing and validation activities, receive information with respect thereto (subject to Article 9 --Confidentiality), and ensure that products and services are being tested in accordance with established practices.

8.        TERM AND TERMINATION.

         8.1 TERM. This Agreement will be for an initial term of three (3) years or until earlier terminated by a party in accordance with this section, provided that all rights and obligations accrued by the expiration or termination date will survive the expiration or termination of this Agreement. The term shall renew for successive three (3) year terms thereafter unless either party provides notice of non-renewal at least one hundred twenty (120) days prior to the expiration of the then current term.

         8.2 TERMINATION. This Agreement may be terminated by either party immediately on notice if:

               (a) A party fails to make payments when due to the terminating party within 10 days after written notice or neglects or fails to perform or observe any of its other material obligations under this Agreement, unless the condition is remedied within 30 days after written notice has been given to the party.

               (b) The other party breaches in a material respect a warranty or representation under this Agreement.

               (c) The other party makes an assignment for the benefit of creditors or a petition under the Bankruptcy Code is filed by or against the other party (if an involuntary petition, the petition is not dismissed within 60 days after it is filed) or a receiver is appointed for the business of the other party.

               (d) The other party ceases doing business as a going concern or attempts to transfer or assign this Agreement in a manner that is not permitted.

               (e) The other party or its officer commits any acts that are dishonest or fraudulent with respect to the parties' relationship under this Agreement or that materially adversely affects

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
         the ability to perform of the terminating party. The terminating party shall give 30 days' advance notice of any condition that materially adversely affects the other party's ability to perform.

         8.3 EFFECT OF TERMINATION. Upon termination or expiration, no party shall have any further responsibilities or obligations to the other party, except for obligations under sections 5 and 9 of this Agreement, and payments owed to the other party for products or services furnished to the other party during the term of this Agreement . If either party elects not to renew this Agreement at the end of its term, SRI shall continue paying to Aesculap its share of revenues realized from active Customer Agreements for the balance of their respective terms and Aesculap will continue to meet its obligations under this Agreement for such active customers for the balance of the term of the Customer Agreement. If termination is as a result of a breach of Section 8.2 above, all further obligations to the affected party under this Agreement will terminate.

9.       CONFIDENTIALITY.

         During the term of this Agreement, the parties might furnish or make available to the other party proprietary or confidential information pertaining to their products, services, customers, technology, and business operations that is designated by name, trademark, or other appropriate text to be proprietary or confidential in nature ("Restricted Information"). All Restricted Information furnished or made available to the other party during the term of this agreement, however and whenever acquired, will remain the property of the party furnishing the information. Each party shall treat this information as strictly confidential, shall use it solely for the purposes contemplated by this agreement, and shall not reveal, divulge, disclose, or duplicate any Restricted Information without the other party's written consent, except for the party's employees who need to know the information for purposes of carrying out the purposes of this agreement. However, the party receiving the Restricted Information shall direct its employees who have access to the Restricted Information to treat it as strictly confidential, and shall indemnify the other party and hold it harmless from, any damage resulting from a breach of confidentiality caused by any of its employees. Each party shall return to the other party at the expiration of this Agreement all Restricted Information that it received from the other party. Each party's specifications for its products and services are its exclusive property.

10.       MISCELLANEOUS.

          10.1 RELATIONSHIP OF THE PARTIES. Neither party to this Agreement is an agent, partner, or legal representative of the other for any purpose, and neither party is authorized to assume or create, in writing or otherwise, an obligation of any kind in the name or on behalf of the other party. This agreement is not to be construed to create a financial interest in the other party's business or to constitute a partnership or joint venture between the parties. This Agreement is for the benefit of its parties only, and no third party is a beneficiary of it.

         10.2 EXECUTION. The parties may execute this agreement in counterparts. Each executed counterpart to this agreement will constitute an original document, and all executed counterparts, together, will constitute the same agreement.

         10.3 LEGAL. The validity, interpretation, construction and enforcement of this Agreement are governed by the laws of the State of Florida, excluding the laws of that State pertaining to the resolution of conflicts with laws of other jurisdictions.

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

         10.4 ARBITRATION. If any dispute between the parties arises under this Agreement, the parties shall use reasonable efforts to settle the dispute for at least 30 days. After that period, the dispute may be submitted for arbitration, and the arbitration will be conducted before an arbitration panel in accordance with the Florida Arbitration Code. The arbitrator panel will consist of three arbitrators, with one arbitrator selected by SRI, the second arbitrator selected by Aesculap, and the third arbitrator selected by agreement of the first two arbitrators. Every arbitrator must be independent (not an officer, director, employee, affiliate, or shareholder of party) without any economic or financial interest of any kind in the outcome of the arbitration or in Aesculap, SRI, or any of their affiliates. The arbitration hearing will be held on such dates and at such times and place in Clearwater, Florida as the arbitration panel designates on 30 calendar days' advance notice to the parties. The decision of the arbitration panel will be binding and conclusive as to Aesculap and SRI, and on the pleading of any party, any court having jurisdiction may enter a judgment of any award rendered in arbitration, which may include an award of damages.

         10.5 NOTICES. Except for oral requests and notices expressly authorized by this agreement, every notice, request, demand, consent, approval, and other communication required or permitted under this agreement will be valid only if it is given in writing (or sent by telecopy and promptly confirmed in writing), conspicuously marked "FOR IMMEDIATE ATTENTION," and addressed by the sender to the appropriate party at the address provided in the first paragraph of this Agreement and to the person's attention set forth below:

                  (a)      If to Aesculap:

                           Aesculap, Inc.
                           1000 Gateway Blvd.
                           South San Francisco, CA 94080
                           ATTENTION: T. Robert Perrett

                  (b)      If to SRI:

                           Sterile Recoveries, Inc.
                           28100 U.S. Highway North
                           Suite 201
                           Clearwater, Florida 33761
                           ATTENTION:  James T. Boosales

or to such other address as a party designates by notice to the other party. A validly given notice, request, demand, consent, approval, or other communication will be effective on its receipt.

        10. 6 ASSIGNMENT; SUBCONTRACTING. This Agreement is not assignable by either party without the other party's consent, which it may withhold at its sole discretion, and any unapproved assignment will be invalid and ineffective against the other party, except that, if a party sells, merges, or exchanges all or substantially all of its assets or outstanding stock, the party may assign this Agreement without the other party's written consent, so long as (a) the acquiring entity executes an agreement agreeing to be bound by the same, (b) the acquiring entity is not a competitor of the other party, and (c) the other party

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

reasonably and in good faith believes the acquiring entity will perform all of the predecessor's material obligations under this Agreement with similar diligence, responsibility, and capability. Neither party may subcontract any of its responsibilities under this Agreement to another person without the other party's prior approval.

        10.7 MISCELLANEOUS. Time is of the essence in this Agreement. This Agreement is binding on and inures to the benefit of, the respective assignees and the successors of each party, and all references to a party in this Agreement includes its permitted assignees or successors. A delay, omission or course of dealing on the part of a party in exercising any right, power or remedy under this Agreement will not operate as a waiver of it and a single or partial exercise of any right, waiver or remedy under this Agreement does not preclude any further exercise of it or the exercise of any other right, power or remedy. A waiver, amendment, or modification of this Agreement would be valid and effective only if it is in writing and signed by both parties. This Agreement and the Schedules record the final, complete and exclusive understanding of the parties to it with respect to the transactions contemplated by this Agreement (except for implied warranties arising under Florida's Uniform Commercial Code) and supersede any prior or contemporaneous agreement, understanding or representation, oral or written, by either of them. This Agreement will be effective as of April 28, 2000, when executed by the parties.

                                           STERILE RECOVERIES, INC.

                                           By: /s/ MICHAEL LUFKIN
                                               ---------------------------
                                               Name:  MICHAEL LIFKIN
                                               Title: VICE PRESIDENT SALES

                                           AESCULAP, INC.

                                           By: /s/ DIRK KUYPER
                                               ---------------------------
                                               Name: DIRK KUYPER
                                               Title: EXECUTIVE VICE PRESIDENT

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